Exhibit 99.1

For immediate release

November 25, 2015

UNITED ONLINE TO UNDERTAKE COMPREHENSIVE REVIEW OF STRATEGIC ALTERNATIVES

•                  Board Determines to Expand Review of Strategic Options, Including Potential Sale of the Company, to Maximize Shareholder Value

•                  Board Also Unanimously Rejects B. Riley’s Unsolicited and Conditional Takeover Proposal as Undervaluing the Company

WOODLAND HILLS, Calif.—(BUSINESS WIRE)—November 25, 2015—United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer services and products over the Internet, today announced that its Board of Directors (“Board”) has unanimously determined to undertake a comprehensive review of the full range of strategic alternatives available to the Company, which may include the sale of assets or the sale of the Company along with a number of other alternatives. The review of any alternatives would be evaluated against the Company’s progress as a standalone business as it continues to execute its strategic business plan.

United Online’s Board also has unanimously elected not to enter into negotiations at this time with B. Riley Capital Management, LLC (“B. Riley”), regarding its interest in acquiring all outstanding shares that it does not already own of the Company for $12.50 per share, as previously announced on November 16, 2015. The Board, after consulting with its advisors, concluded that the current proposal was conditional and undervalues the Company and its prospects.

“Building on the Company’s solid capital position and core competencies, our management team is implementing and executing its business strategy with the goals of returning to revenue growth, higher profitability, and stronger positioning for the long term. However, the Board has always been open to alternative ways of maximizing stockholder value and therefore has retained JMP Securities, LLC to act as financial advisor to the Company to assist it in its on-going strategic review process and has expanded its mandate to include the potential sale of the Company or its assets to ensure we deliver the best possible value for all our stockholders,” said United Online’s Chairman and Principal Executive Officer Howard G. Phanstiel.

Possible strategic alternatives to be explored and evaluated during the review process may include alternatives that will benefit from the Company’s substantial capital loss and net operating loss carryforward assets, and capital losses generated from the sale of Classmates, that can be used to offset future taxable income and reduce federal and state income tax liabilities. The use of these benefits in a potential sale of Company assets could result in a highly tax-efficient transaction for further enhanced value to the Company’s stockholders. As of September 30, 2015, United Online had approximately $180 million in capital loss and $87 million in federal net operating loss carryforwards.

United Online has not made a decision to pursue any specific strategic transaction or any other strategic alternative. There can be no assurance that the exploration of strategic alternatives will result in the completion of any transaction or other alternative. The Company has not set a timetable for completion of the evaluation process, and it does not expect to comment further unless and until its Board has approved a specific transaction, or it otherwise deems further disclosure is appropriate or required by law.

About United Online®

United Online, Inc. (UNTD), through its operating subsidiaries, is a leading provider of consumer products and services over the Internet, where the company’s brands have attracted a large online audience that includes more than 40 million registered accounts. The Company’s primary Communications service is Internet access. The Company’s Commerce & Loyalty segment provides a complete web, browser and mobile shopper experience through a portfolio of apps, browser extensions and online portals and promotes commerce and other engagement from its loyalty marketing service. The Company’s Social Media segment provides social networking services and products. United Online is headquartered in Woodland Hills, CA, and operates through a global network of locations in the U.S., Germany, and India.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. We undertake no obligation to update these forward-looking statements to reflect the impact of events or circumstances arising after the date hereof, unless required by law.

Media:

Abernathy MacGregor Group

Ian Campbell/James Lucas, 213-630-6550

or

Tom Johnson, 212-371-5999

or

Investors:

Addo Communications

Kimberly Orlando, 310-829-5400

investors@untd.com